Proxy Voting Results

Special meetings of shareholders of each series of the Sentinel Groups Funds, Inc. were held on September 13, 27, 2017 and October 11, 2017; for the purpose of approving plans of reorganization whereby the assets of each fund would be acquired by Touchstone Investments. Shareholders on the record date were entitled to one vote for each dollar of net asset value per share for each share held. Each fund received sufficient votes to approve the reorganizations as follows:

Sentinel Balanced Fund – September 13, 2017

Record Date Dollar Positions			$342,907,303.61
Dollars Voted	$177,834,203.07	Percentage of Dollars Voted	51.860
	Dollars Voted	% of Dollars Voted	% of Total
For	$167,491,158.31	94.184%	48.845%
Against	$5,015,679.67	2.821%	1.162%
Abstain	$5,327,365.09	2.995%	1.553%
Total	$177,834,203.07	100.00%	51.860%

Sentinel Common Stock Fund – October 11, 2017

Record Date Dollar Positions			$2,052,296,209.36
Dollars Voted	$1,069,978,879.54	Percentage of Dollars Voted	52.136%
	Dollars Voted	% of Dollars Voted	% of Total
For	$916,713,021.11	85.676	44.668
Against	%67,356,813.49	6.295	3.282
Abstain	85,909,044.94	8.029	4.186
Total	$1,069,879,879.54	100.00%	52.136

Sentinel Government Securities Fund – September 13, 2017

Record Date Dollar Positions			173,078,425.24
Dollars Voted	88,088,827.76	Percentage of Dollars Voted	50.895
	Dollars Voted	% of Dollars Voted	% of Total
For	83,311,060.97	94.577	48.135
Against	1,824,729.87	2.071	1.054
Abstain	2,953,036.92	3.352	1.706
Total	88,088,827.76	100.00%	50.895

Sentinel International Equity Fund- September 27, 2017

Record Date Dollar Positions			202,7,59,091.07
Dollars Voted	108,651,752.06	Percentage of Dollars Voted	53.586
	Dollars Voted	% of Dollars Voted	% of Total
For	102,298,648.79	94.153	50.453
Against	3,118,847.02	2.871	1.538
Abstain	3,234,256.25	2.976	1.595
Total	108,651,752.06	100.00%	53.586

Sentinel Low Duration Bond Fund– October 11, 2017

Record Date Dollar Positions			293,458,487.84
Dollars Voted	153,461,217.18	Percentage of Dollars Voted	52.294
	Dollars Voted	% of Dollars Voted	% of Total
For	120,483,177.71	78.511	41.056
Against	8,316,743.29	9.323	4.876
Abstain	14,308,002.52	9.323	4.876
Uninstructed	10,353,293.66	6.747	3.528
Total	153,461,217.18	100.00%	52.294

Sentinel Multi-Asset Income Fund – October 11, 2017

Record Date Dollar Positions			270,476,960.69
Dollars Voted	139,303,547.08	Percentage of Dollars Voted	51.503
	Dollars Voted	% of Dollars Voted	% of Total
For	112,336,212.09	80.641	41.533
Against	18,046,107.86	12.955	6.672
Abstain	8,921,227.13	6.404	3.298
Total	139,303,547.08	100.00%	51.503

Sentinel Small Company Fund – October 11, 2017

Record Date Dollar Positions			1,174,461,405.77
Dollars Voted	614,611,221.31	Percentage of Dollars Voted	52.331
	Dollars Voted	% of Dollars Voted	% of Total
For	481,120,192.12	78.280	40.965
Against	41,561,016.86	6.762	3.539
Abstain	46,036,004.97	7.491	3.919
Uninstructed	45,894,007.36	7.467	3.908
Total	614,611,221,31	100.00%	52.331

Sentinel Sustainable Core Opportunities Fund

Record Date Dollar Positions			387,631,674.30
Dollars Voted	224,551,986.76	Percentage of Dollars Voted	57.929
	Dollars Voted	% of Dollars Voted	% of Total
For	210,453,265.46	93.722	54.293
Against	6,643,154.67	2.959	1.713
Abstain	7,454,976.63	3.319	1.923
Total	224,551,396.76	100.00%	57.929

Sentinel Total Return Bond Fund – September 27, 2017

Record Date Dollar Positions			232,504,873.82
Dollars Voted	123,948,810.56	Percentage of Dollars Voted	53.310
	Dollars Voted	% of Dollars Voted	% of Total
For	110,012,236.18	88.757	47.317
Against	999,255,96	.806	.429
Abstain	12,937,318.42	10.437	5.564
Total	123,948,810.56	100.00%	53.310